Exhibit 10.12

Redactions with respect to certain portions hereof denoted with “* * *” as such information is both not material and the type of information that the registrant treats as private or confidential.

EXCLUSIVE SUPPLIER AGREEMENT

THIS EXCLUSIVE SUPPLIER AGREEMENT (this “Agreement”) is entered into on this 10th day of December (the “Effective Date”) by and between BASANITE INDUSTRIES, LLC, a Delaware limited liability company, located at 2041 NW 15th Ave., Pompano Beach, FL 33069 (“Supplier” or “Company”), and Concrete Products of the Palm Beaches, Inc. (“CPPB” or “Customer”), a Florida corporation, located at 460 Avenue South, Riviera Beach, FL 33404 (“Customer”). Both Supplier and Customer shall be referred to together as “Parties” and individually as “Party”.

RECITALS

A.          Supplier is in the business of manufacturing and selling concrete-reinforcing materials from basalt fiber and basalt fiber reinforced polymers (hereinafter “BFRP”) based on proprietary BASANITE technology, including production of BasaFlexTM BFRP reinforcing bar (hereinafter “rebar”), which are collectively referred to as Products as further described in Schedule A attached hereto, and Supplier is in the business of directly distributing and/or marketing such Products.

B.          Supplier and Customer wish to enter into this Agreement in order to establish the terms for a supply relationship with respect to the Products, and to establish terms, conditions, and procedures for the production and sale of such Products by Supplier to Customer.

C.           Customer desires to purchase from Supplier, and Supplier desires to sell to Customer, quantities of Products as Customer may order from time to time, and Customer desires to grant to Supplier, a non-exclusive license to use the Customer Brand Attributes in connection with the production and supply of the Products bearing the Customer Brand Attributes for Customer, pursuant to the terms of this Agreement and subject to prior written approval of use of Customer Attributes by Supplier for any marketing or legal disclosures, and such written consent shall not be unreasonably withheld or denied by Customer to Supplier and shall be promptly provided.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Supplier and Customer, intending to be legally bound hereby, agree as follows:

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1.	Recitals; Schedules; Definitions. The foregoing recitals are true and correct and, together with the attached schedules, are incorporated herein by this reference. In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the meaning as defined below. Any capitalized terms that are used with the lower case shall have the same meaning as the capitalized terms. All representations made within the definitions shall be construed as enforceable terms and conditions under this Agreement.

(a)	“Affiliate(s)” means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person or an officer, director or 10% or more shareholder of the specified Person. For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 10% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 50% or more of any class of equity interest). Basanite Inc., a Nevada corporation, shall be deemed as an Affiliate of Supplier for purposes of this Agreement.

(b)	“Business Day(s)” means Monday through Friday excluding any national, legal or bank holiday in the United States of America or as established by the federal government of the United States of America. If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national, legal or bank holiday, such period shall be extended to and through the next succeeding Business Day.

(c)	“Calendar Day(s)” means day shown on the calendar beginning at 12:00 midnight, including Saturdays, Sundays and holidays (anywhere in the world). The term “day” shall mean calendar day whether or not expressly identified.

(d)	“Design Specification” means the written requirement that describes design characteristics and manufacturing methodology.

(e)	“Concrete Materials” means materials manufactured by Customer, which may include such materials that are manufactured by using Products.

(f)	“Commercially Reasonable Efforts” means * * *

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(g)	“Customer Brand Attributes” means all intellectual property of Customer including Customer’s trademarks, patents, and copyrights relating to Concrete Materials. Customer Brand Attributes do not include any intellectual property and proprietary technology relating to Products owned by Supplier including but not limited to Product Rights.

(h)	“Customer Location” means location in the State of Florida in Palm Beach County, Florida, as designated by Customer in the Purchase Order, which is the principal business location for deliveries for Customer.

(i)	“Custom Products” means any Products that are not identified in Schedule 1-A. Except as otherwise provided in Section 2(e), the terms of this Agreement that refer to Products shall also mean Custom Products for purposes of construction of terms that apply to the sale and purchase of Custom Products.

(j)	“Other Delivery Location” means any other location that is not Customer Location whether in or outside the State of Florida.

(k)	"EDI" shall mean electronic data interchange.

(l)	“F.O.B. Manufacturing Plant” means all shipping and handling risk and ownership shall pass from Customer to Supplier when the Products are delivered to Supplier at the Manufacturing Plant.

(m)	“F.O.B. Customer Location” means Supplier shall at its own risk transport Products from the Manufacturing Plant to Customer Location and ownership shall then pass from Supplier to Customer.

(n)	“Grade 60 steel rebar” means steel that offers a minimum yield strength of 60,000 pounds per square inch, or 420 megapascals on the metric grading scale and has features that include a continuous line system, with one line running along the length of the bar which is offset a minimum of five spaces from the center. Grade 60 steel rebar is particularly well-suited for medium- to heavy-duty concrete reinforcement applications.

(o)	Manufacturing Plant” shall mean a commercial premise operated by Supplier or its Affiliates where Products are being manufactured.

(p)	“Person” means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

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(q)	“Product(s)” means the product(s) identified in purchase orders that are manufactured and assembled by Supplier. BasaFlex, BasaMix, BasaMesh shall all be deemed as Products for purposes of this Agreement including any other references to any Products that are identified with any other registered or common law trademark of Supplier or its Affiliates.

(r)	“Performance Specifications” means written requirement that describes the functional performance criteria required for the Products.

(s)	“Purchase Order” or “Order” means an Order for Products, together with an associated manufacturing schedule, provided to Supplier by Customer in writing, which specifies the Product(s) to be manufactured, including the quantity of each Product, its description, shipping instructions, including the address where Supplier will ship or transport the Products to, requested delivery date, SOW, total amount of the order pursuant to Schedules or any amendment to Schedules and such other additional details as provided under this Agreement. Each Purchase Order has to be accepted by Supplier in writing (via an order confirmation) for it to be enforceable under this Agreement.

(t)	"Specifications" means the technical specifications for manufacturing the Product(s) as established by Supplier. Specifications may be amended from time to time by amendments in the form of written engineering change orders agreed to by the Parties. Specifications may include Performance Specifications and/or Design Specifications, as applicable.

(u)	“SOW" means the statement of work for each Product set forth in all Purchase Orders.

(v)	“Termination Effective Date” shall mean the first date on which the Supplier Agreement is terminated in accordance with Section 4 of the Agreement.

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2.	Engagement of Supplier; Product Orders; Customer and Supplier Obligations.

(a)	Appointment by Customer. Customer hereby engages Supplier as its sole and exclusive supplier of Products manufactured by Basanite and Supplier hereby accepts such engagement in accordance with the terms of this Agreement. Customer agrees that all Products purchased by Customer from Supplier hereunder shall be for Customer’s own use as raw materials for Customer’s Concrete Materials and not for resale of Products that are not made part of or used in manufacturing of Customer’s Concrete Materials. Customer will undertake Commercially Reasonable Efforts to provide the details in the Purchase Orders so that the Supplier can perform its obligations hereunder. Notwithstanding any other provision of this Agreement, Customer may sell the Concrete Materials to any Person without any restrictions whatsoever.

(b)	Supplier Duties. Supplier shall supply the Products as agreed in the Purchase Orders to Customer and shall provide upon a written request of Customer the engineering conversion calculation in writing for the Products for using steel reinforcement to BasaFlexTM reinforcement in accordance with the principles and practices of engineering through a review of a Florida licensed professional engineer (“Conversion Calculation”). Such Conversion Calculation shall be signed by a Florida licensed professional engineer. Supplier shall remain responsible for fees and costs relating to the Conversion Calculation that is done by a Florida licensed professional engineer and any additional costs and fees for any additional reviews and approvals from any other engineers licensed in any other states shall remain the responsibility of the Customer. Supplier will undertake Commercially Reasonable Efforts to provide sufficient supply of the Products in accordance with the Purchase Orders that are accepted by both Parties. Notwithstanding any other provision of this Agreement, Supplier may sell the Products to any Person without any restrictions whatsoever. In addition, during the Term (as defined in Section 3, as such term maybe renewed pursuant to the terms hereof), and provided that Customer is not in material breach of this Agreement, Supplier shall not, directly or indirectly, manufacture, distribute or sell concrete construction materials of the type made Customer as of the Effective Date.

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(c)	Product Orders. All Purchase Orders submitted by Customer and accepted by Supplier for Products are and shall be subject to this Agreement and shall be deemed to incorporate the terms and conditions of this Agreement, whether or not so specified in such purchase orders. Supplier’s acceptances of orders shall be evidenced by Supplier signing and returning the acknowledgment copy of the order within three (3) Business Days after receipt of the order, together with a pro-forma invoice for the Products covered by that order. All Orders shall contain the information necessary for Supplier to fulfill the order, which information shall include the following:

(i)	A reference to this Agreement, Supplier’s Quotation number and Customer’s purchase order number;

(ii)	A detailed description, quantity and quoted pricing of the Products required;

(iii)	The address to which Products are to be directed and the address to which Supplier’s invoice is to be sent, along with any special instructions for delivery;

(iv)	The mutually agreed upon delivery date.

(d)	Customer Duties. In addition to the other covenants and agreements set forth herein, Customer hereby covenants and agrees:

(i)	To notify Supplier promptly in writing of all applicable laws, and regulations, including, without limitation, all laws, rules, regulations relating to the purchase, sale, or importation of the Products as part of Concrete Materials or to the performance of the terms of this Agreement, and any and all changes, modifications, and amendments thereto.

(ii)	To apply for and take all necessary steps at Customer’s cost to obtain such product clearance, validation, importation authorization and any product approvals, regulatory licenses, or other approvals, permits or material authorizations as may be required by any governmental agency or authority with respect to the importation, marketing, distribution, sale and use of Products in Concrete Materials.

(iii)	To obtain and maintain, at its own expense, any and all consents, approvals, authorizations, licenses, permits, registrations, and similar entitlements required in connection with the conduct of the Customer’s business and operations, and to provide evidence of the same upon the request of Supplier.

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(iv)	To notify Supplier immediately in writing if Customer knows or suspects that any unauthorized third party is duplicating the Products and selling such “knock-off” or “bootleg” items, and to use its best efforts to prevent such unauthorized actions.

(v)	To remain financially responsible in all respects as to the use of the Products in the Concrete Materials by any Person and any liability or damages arising out of the use of the Concrete Materials by any Person whatsoever.

(vi)	During the Term (as defined in Section 3, as such term maybe renewed pursuant to the terms hereof), and provided that Supplier is not in material breach of this Agreement, Customer shall not, directly or indirectly, purchase or agree to purchase from any third party BRFP-based construction materials of the type made or proposed to be made by Supplier as of the Effective Date.

(e)	Cancellation of Purchase Orders for Custom Products. Notwithstanding any other provision of this Agreement, Customer shall have no right to cancel any Order for Custom Products ordered in a Purchase Order anytime within fifteen (15) Calendar Days prior to the delivery date of any Custom Products and shall remain obligated to pay for such cancelled Custom Products to Supplier. If Customer cancels any order of Custom Products in a Purchase Order when there are sixteen (16) Calendar Days or more left prior to the delivery date of any Products, then Customer shall be responsible to pay 15% of the total amount agreed in the Purchase Order for the cancelled Custom Products to Supplier within the time period provided for or agreed upon in the Purchase Order for payments to be made. Any partial cancellation of a Purchase Order where the entire Purchase Order was not cancelled shall be deemed as a cancellation of only the Custom Products that were cancelled and the obligations for all other Products that were not cancelled shall remain the same as agreed in the Purchase Order for purposes of all remaining obligations of Customer

(f)	Delivery Inspection. Customer will promptly inspect the Products upon receipt at Customer Location to determine whether any Products included in the shipment are in short supply, defective, or otherwise not in conformance with this Agreement. Within ninety (90) Calendar Days of receipt of such Products by Customer, Customer will notify Supplier of any Defects or non-conformance, and Supplier will promptly replace such Products free of charge if determined by Supplier that there were Defects or non-conformance issues with the Products.

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(g)	Product Warranty. Supplier warrants that at the time of manufacture, the Products will conform, in all material respects, to the Specifications as agreed to in the Purchase Order. This warranty shall remain in effect for a period of twenty-four (24) months from the date any Product is initially delivered to Customer or twelve (12) months from the date any Product is initially delivered to Persons to whom Customer sells the Products, whichever is earlier in time ("Warranty Period"). This warranty is extended to and may only be enforced by Customer. Such designation shall be made by Customer in writing in the Purchase Order. The inclusion of Product in Concrete Materials that are sold by Customer to another Person shall be construed as the sale of Product by Customer to another Person for purposes of this Warranty Period.

(h)	Replacement of Defective Product. In accordance with Supplier’s standard return material authorization process and procedure ("RMA"), Supplier will issue a credit for or replace any Product that contains a defect caused by a breach of the warranty set forth in this Section, provided that the Product is received within ninety (90) Business Days following the end of any applicable Warranty Period ("RMA Product”’).

(i)	Returned Material Authorization. If Customer desires to return a Product based on a claim of breach of the warranty set forth in this Section, Customer shall request an RMA number from Supplier. Customer shall then consign a representative sample of the alleged defective Product, F.O.B. Manufacturing Plant as determined by Supplier, and specify the Supplier assigned RMA number. Supplier will analyze any such RMA Product and, if a breach of warranty is found ("Defect"), then Supplier will issue a credit or replace the RMA Product within sixty (60) Calendar Days of receipt by Supplier of the RMA Product and all required associated documentation. Supplier shall solely determine if a Product has Defect(s).

In the event a Defect is found, Supplier will reimburse Customer for the reasonable cost of transporting the RMA Product to Supplier’s designated repair facility or Manufacturing Plant as determined by Supplier and Supplier will deliver the replacement RMA Product at no additional charge.

(j)	Negative Events. Customer acknowledges that Supplier has an overriding interest in protecting the reputation of and goodwill associated with the Products. Accordingly, if Customer, at any time, has a reasonable basis to believe that any act or occurrence related to the Products presents or has presented any threat to public health or safety or otherwise are likely to draw negative attention from any governmental agency, consumer or environmental group, media or other organization or any individual (any of such occurrences being a “Negative Event”), Customer will immediately notify Supplier of the facts giving rise to such belief or suspicion. In all such cases, Customer will closely coordinate with Supplier with respect to any actions Customer might take or permit and in respect to all public statements Customer might make regarding the particular Negative Event, and shall, after consultation with Supplier, follow all reasonable advice and instructions of Supplier with respect thereto.

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(k)	Order of Precedence. The terms and conditions of this Agreement shall take precedence over and govern in the event of conflict between the terms and conditions of this Agreement the terms and conditions of any other documents and forms of the Parties, including, without limitation, Customer’s quotation request and purchase order forms, Supplier’s quotation form, and any confirmation, acknowledgment, or other similar document. Any provision or data in any order, any subordinate document such as shipping releases, or any other document originated by either Party, or contained in any documents or forms attached to or referenced in any of the above documents, which modifies, supplements or conflicts with the terms of this Agreement shall not be binding unless agreed to in writing by the Parties.

(l)	Acknowledgement of Supplier’s Rights with Respect to the Products. All rights not expressly granted above are hereby reserved by and to Supplier, and for avoidance of doubt, Customer acknowledges and agrees that as between Supplier and Customer, Supplier is and shall remain the sole and exclusive owner of all intellectual property rights with respect to the Products other than the Customer Brand Attributes (collectively, the “Product Rights”), and that Supplier retains the right to produce, market, distribute, use, market and sell the Products without the Customer Brand Attributes anywhere, without any duty or obligation to Customer. Customer acknowledges and agrees that all rights, title and interest with respect to any Product Rights as they relate to Concrete Materials that Customer may in the future own by operation of law relating to the use of Products in the Concrete Materials resulting from any modifications or improvements thereof (other than the Customer Brand Attributes) are hereby assigned and shall be assigned by Customer to Supplier and that Customer shall not acquire any ownership interest with respect to any Product Rights or any other intellectual property pertaining to the Products (other than the Customer Brand Attributes) through this Agreement or otherwise. Customer shall fully cooperate with Supplier in Supplier’s efforts to maintain, expand, and enforce Supplier’s rights with respect to the Product Rights. Customer will not on its behalf or on behalf of any other Person, in any country or jurisdiction, register or attempt to register any Product Rights. Customer will not do or permit to be done or assist any third party in taking any action which will in any way impair Supplier’s ownership of and rights in and to the Product Rights. Customer will not assist any other Person in contesting the validity of Supplier’s ownership of the Product Rights. Notwithstanding any other provision of this Agreement, Customer agrees that Customer shall disclose and disclaim the Product Rights in all registrations of patents, trademarks, copyrights, or any other form of intellectual property in any country or jurisdiction and, at all times, Customer shall disclaim that the Product Rights are owned by Supplier. Parties agree that any rights of Customer to use the intellectual property relating to Products as provided under this Agreement is very limited and is solely provided by Supplier to Customer to assure that Customer can maintain all its intellectual property rights in Concrete Materials.

(m)	Applications for filing of Trademarks, Patents, and Copyrights. Supplier agrees not to file any application for any of Customer’s trademarks, patents, or copyrights relating to Concrete Materials and Customer agrees not to file any applications for any of Supplier’s trademarks, patents, or copyrights relating to Products. Parties agree and acknowledge that Customer owns trademarks, patents, or copyrights under common law relating to Concrete Materials even when such trademarks, patents, or copyrights are not registered with any governmental agency in any jurisdiction and that Supplier owns trademarks, patents, or copyrights under common law relating to Products even when such trademarks, patents, or copyrights are not registered with any governmental agency in any jurisdiction.

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3.	Term and Automatic Renewal.

3.1.	This Agreement shall become effective on the date first written above and shall continue in effect for a period of five (5) calendar years from the Effective Date (“Term”), unless terminated earlier pursuant to Section 4 herein.

3.2	Following the initial Term, and subject to Customer and Supplier remaining in compliance with its provisions, this Agreement shall automatically renew upon each anniversary of the Effective Date for an additional Term of one (1) year, unless Customer or Supplier provide a written notice of termination to the other party no later than thirty (30) calendar days prior to the end of the then existing term. All renewal terms shall be referred to as Term for construction of any provision of this Agreement during any renewed term.

4.	Termination.

4.1	This Agreement may be terminated as follows:

(a)	Termination for Convenience. This Agreement may be terminated at any time upon the mutual written consent of the Parties prior to the end of the Term.

(b)	Termination for Cause. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least * * * prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such * * *, no termination will occur, and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

(c)	Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement by written notice to the other Party, effective immediately upon receipt, upon the happening of any of the following events with respect to a Party:

(i)	The appointment of a receiver or custodian to take possession of any or all of the assets of the other Party, or should the other Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantially all of the other Party's assets, and such attachment, execution or seizure is not discharged within 30 Business Days.

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(ii)	The other Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within 30 Business Days of the date of filing.

(iii)	The liquidation, dissolution or winding up of the other Party whether voluntarily, by operation of law or otherwise.

4.2	Duty to Mitigate Costs. Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of termination, expiration or cancellation.

4.3	Obligations After Termination. In the event that this Agreement is terminated or expires on its own terms, Supplier shall continue to fulfill all orders accepted by Supplier prior to the date of termination, and Customer shall remain obligated to compensate Supplier for the Products and any other agreed fees, costs, or expenses incurred by Supplier in accordance with the terms of the respective Purchase Orders up to and including the Termination Effective Date.

4.4	Survival. Notwithstanding anything to the contrary set forth herein, no termination of this Agreement shall relieve any Party from any obligations hereunder which are outstanding on or relate to matters or claims occurring or arising prior to, the date of such termination or which survive such termination by their own terms or nature. Unless otherwise stated herein, all other rights and obligations of the Parties shall cease upon termination of this Agreement.

5.	Purchase Prices.

5.1	For the period commencing on the Effective Date and ending on December 31, 2022 (“Discount Period”), Supplier agrees to sell, and Customer agrees to purchase, the Products in accordance with the process where for every Purchase Order, Customer shall first obtain a written quote from a Person who is not an Affiliate of Customer and is a seller of Grade 60 steel rebar (“Competing Steel Seller”) for purchase of the same quantities of Grade 60 steel rebar that Customer intends to purchase from Supplier and during the Discount Period Supplier will reduce the total cost of the Products to be sold pursuant to a Purchase Order by * * * for each Product that is sold to Customer from Supplier. For the period commencing January 1, 2023, Supplier agrees to sell, and Customer agrees to purchase, the Products in accordance with the Fee and Price Schedule then in existence, and the current Fee and Price Schedule is set forth in Schedule 1-A, which may be amended from time to time by Supplier with mutual prior consent from Customer in accordance with the terms of this Agreement. The prices of the Products and payment terms for Products ordered shall be expressly agreed to in each Purchase Order.

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5.2	Supplier shall establish the wholesale price and the selling retail price for the Products. Supplier agrees to establish the retail selling price for each Product(s) at * * * above the wholesale price (the price at which the Products are sold to Customer by Supplier), allowing Customer to maintain a gross margin of * * * (gross margin shall be the difference in Customer’s selling price and the wholesale price paid to Supplier by Customer for purchase of each Product, excluding any costs, expenses, or deductions of any kind whatsoever). Notwithstanding any of the foregoing, Customer shall determine its own selling price for Concrete Materials.

5.3	Pricing for each Product shall be adjusted quarterly by Supplier and published in a Fee and Price Schedule, released at the beginning of each calendar quarter and all newly published Fee and Price Schedule shall amend the Schedule 1-A attached with this Agreement from time to time. Such adjustments will be based on the U.S. Producer Price Index published by the US Bureau of Labor Statistics, as provided under Schedule 1-B. Schedules 1-A and all its updates during the Term and 1-B are incorporated herein by reference. Except as provided herein, if Schedule 1-A is not published in any calendar quarter, then the Schedule 1-A of the prior calendar quarter shall control. Supplier shall determine the start and end date of each calendar quarter in its sole discretion.

5.4	Except as provided in the Purchase Orders, payment shall be made by Customer to Supplier in net thirty (30) Business Days from Supplier’s invoice date.

5.5	Notwithstanding any terms of this Section 5, Parties may mutually agree on any other pricing terms for the Products in writing through a Purchase Order agreed to by Supplier.

6.	Taxes and Other Charges.

In addition to the applicable purchase prices, Supplier shall be entitled to separately invoice for, and Customer shall pay, all sales, use, excise, value added, gross receipts, turnover and other taxes and charges imposed by law or required by any government to be paid or collected by Supplier in connection with the purchase, delivery, sale or use of the Products pursuant to this Agreement.

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7.	Payment Terms.

All payments due to Supplier from Customer under this Agreement shall be paid to the Supplier within one or a combination of the terms and conditions as noted in Schedule A or as provided in the invoice for a purchase order accepted by Supplier. Invoices for Products sold to Customer may be rendered by the Supplier at any time after the date of delivery as defined below. Each shipment shall constitute an independent transaction and Customer shall pay the invoice for each such transaction strictly in accordance with the payment terms noted in Schedule A or as provided in the invoice for a Purchase Order accepted by Supplier.

8.	Delivery.

Products will be considered delivered by Supplier for purposes of this Agreement when delivered to Customer Location. Customer shall pay any unloading costs to the extent they are not included in the freight. Method of transport and place of delivery of the Products shall be specified in the Purchase Orders. All Products delivered pursuant to the terms of this Agreement shall be suitably packed depending on the method of freight shipment and appropriately marked for shipment. All obligations of Customer as it relates to Concrete Materials shall remain the obligations of Customer for purposes of this Agreement. The delivery costs, transportation, and insurance costs shall all be agreed upon in the Purchase Order.

9.	Risk of Loss and Passage of Title.

Title to such Products and risk of loss shall pass from Supplier to Customer when delivered to Customer Location. Responsibility for loss of, or damage to the Product(s) shall pass from Supplier to Customer after Products are delivered to Customer Location.

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10.	Disclaimer and Limitation of Warranties and Limitation of Damages.

(a)	Disclaimer of Warranties; Limitation of Liability.

EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED HEREIN, NEITHER PARTY HERETO MAKES ANY WARRANTIES AND DISCLAIMS ANY IMPLIED WARRANTIES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT WITH REGARD TO THE PRODUCTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS ARISING OUT OF THE PERFORMANCE OF NONPERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL SUPPLIER’S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT OR OTHERWISE WITH RESPECT TO THE PRODUCTS SOLD TO CUSTOMER HEREUNDER OR OTHERWISE INVOLVING SUPPLIER’S PERFORMANCE OF ITS OBLIGATIONS HEREUNDER EXCEED THE PURCHASE PRICE PAID BY CUSTOMER TO SUPPLIER FOR THE PRODUCT UNITS, IF ANY, GIVING RISE TO SUCH CLAIM. PARTIES AGREE THAT THIS PARAGRAPH IS EFFECTIVE AND conspicuous as required UNDER the Uniform Commercial Code, Chapters 671 AND 672, AND SECTION 671.201(10) of the Florida Statutes, AS AMENDED.

(b)	Limitation of Warranty.

THE REMEDY SET FORTH IN THE PARAGRAPH 10(D) SHALL CONSTITUTE CUSTOMER’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTY MADE BY SUPPLIER HEREIN. THE WARRANTY SET FORTH IN THIS PARAGRAPH IS IN LIEU OF, AND SUPPLIER EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING COMPLIANCE WITH MATERIALS DECLARATION REQUIREMENTS, ANY COMPONENT WARRANTY, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY SUPPLIER, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER. SUPPLIER’S WARRANTY SHALL NOT APPLY TO ANY PRODUCT SUPPLIER DETERMINES TO HAVE BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS AS AGREED UPON IN PURCHASE ORDERS THAT WERE ACCEPTED BY SUPPLIER, OR TO HAVE BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR., ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES. THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING PROCEDURE OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR APPROVED BY CUSTOMER. PARTIES AGREE THAT THIS PARAGRAPH IS EFFECTIVE AND conspicuous as required UNDER the Uniform Commercial Code, Chapters 671 AND 672, AND SECTION 671.201(10) of the Florida Statutes, AS AMENDED.

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(c)	Limitation of Damages.

EXCEPT WITH REGARD TO ANY INDEMNITIES SET FORTH HEREIN, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES, LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY'S LIABILITY FOR DEATH OR PERSONAL INJURY OR MONETARY DAMAGES RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, PARTIES AGREE THAT ANY DEATH OR PERSONAL INJURY OR MONETARY DAMAGES RESULTING FROM THE PRODUCTS THAT WERE MANUFACTURED OR SUPPLIED OR PURCHASED AS PER THE ACCEPTED purchase ORDERS SHALL NOT BE DEEMED AS A LIABILITY OF ANY PARTY UNLESS SUCH PARTY IS DETERMINED TO BE NEGLIGENT BY A TRIBUNAL IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. PARTIES AGREE THAT THIS paragraph IS EFFECTIVE AND conspicuous as required UNDER the Uniform Commercial Code, Chapters 671 AND 672, AND SECTION 671.201(10) of the Florida Statutes, AS AMENDED.

11.	Representations and Warranties.

(a)	Supplier Representations and Warranties. Supplier represents and warrants to the other Party the following:

(i)	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(ii)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it have been duly and validly authorized and no further authorization is required on its part to consummate the transactions contemplated hereby.

(iii)	This Agreement and all other documents executed and delivered by it pursuant to this Agreement constitute its legal, valid, and binding obligations, enforceable against it in accordance with their respective terms.

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(iv)	The individual executing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement for the purpose of binding it to this Agreement. Its execution, delivery and performance of this Agreement does not require any third-party consents or governmental approvals, filings, registrations or permits that have not already been obtained and will be maintained during the Term. The execution, delivery, and performance of this Agreement by it does not and will not violate any contract or other arrangement between Supplier and any third party, or any applicable law or regulation.

(b)	Customer Representations and Warranties. Customer represents and warrants to Supplier the following:

(i)	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(ii)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it has been duly and validly authorized and no further authorization is required on its part to consummate the transactions contemplated hereby.

(iii)	This Agreement and all other documents executed and delivered by it pursuant to this Agreement constitute its legal, valid, and binding obligations, enforceable against it in accordance with their respective terms.

(iv)	The individual executing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement for the purpose of binding it to this Agreement. Its execution, delivery and performance of this Agreement and the grant of the rights granted hereunder to Supplier with respect to the Customer Brand Attributes do not require any third-party consents or governmental approvals, filings, registrations or permits that have not already been obtained and will be maintained during the Term. The execution, delivery, and performance of this Agreement by it does not and will not violate any contract or other arrangement between it and any third party, or any applicable law or regulation

(v)	The Customer is the sole and exclusive owner of all intellectual property and other rights with respect to the Customer Brand Attributes and has all necessary power and authority to grant the license granted with respect to the Customer Brand Attributes to Supplier hereunder. None of the Customer Brand Attributes infringe, dilute, misappropriate or otherwise violate any intellectual property right or other right of any third party.

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12.	Indemnification.

Each Party hereto shall, at its expense, indemnify, defend and hold harmless the other Party hereto, its affiliates and their respective employees, officers and agents (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all claims and causes of action of any nature made or lawsuits or other proceedings filed or otherwise instituted against any of such Indemnified Parties arising from or relating to any breach by the indemnifying Party of any of its representations, warranties or obligations hereunder. The indemnifying Party shall be responsible for and shall pay all costs and expenses related to such claims and lawsuits for which it shall indemnify the Indemnified Parties, including, but not limited to, the payment of all attorney’s fees and costs of litigation, defense and/or settlement of same. In claiming any indemnification hereunder, the indemnified Party shall promptly provide the indemnifying Party with written notice of any claim that the indemnified Party believes falls within the scope of the foregoing paragraph. The indemnified Party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified Party shall not be final without the indemnified Party’s written consent, which shall not be unreasonably withheld.

13.	Notices.

Any notice, demand or other communication required or permitted by this Agreement must be in writing and shall be deemed to have been given and received:

(a)	if delivered by overnight delivery service or messenger, when delivered, or

(b)	if mailed, on the third business day after deposit in the United States mail, certified or registered postage prepaid, return receipt requested, or

(c)	if faxed, telexed or telegraphed or emailed, twenty-four hours after being dispatched by fax or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses, telegram or telex or email (through last known email address); in every case addressed to the Party to be notified as follows:

If to Customer:	Concrete Products of the Palm Beaches, Inc.
460 Avenue S
Riviera Beach, FL 33404
Attention: Manuel A. Rodriguez, President
mrodriguez@cppb.us

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If to Supplier:	BASANITE INDUSTRIES LLC
2041 NW 15th Avenue
Pompano Beach, FL 33069
Attention: Simon R. Kay, Interim Acting Chief Executive Officer
sk@basaniteindustries.com

Copy to:	Harsh Arora, Esq.
Kelley Kronenberg
10360 West State Road 84
Ft. Lauderdale, FL 33324
harora@kklaw.com

14.	Assignment.

Customer shall not assign or delegate any right, interest, or obligation under this Agreement without first obtaining the written consent of Supplier. No assignment, delegation or subcontract by Customer shall relieve Customer from its obligations and liabilities under this Agreement. Any attempted assignment or delegation in contravention of this prohibition shall be void and shall constitute a default under this Agreement. For purposes of this Agreement, a change in “control” (as previously defined) of Customer shall be deemed to constitute an attempted assignment of this Agreement requiring Supplier’s consent in accordance herewith. Supplier may assign its rights hereunder provided that the assignee acknowledges in writing Customer’s rights hereunder and agrees to assume and honor all of Supplier’s obligations hereunder.

15.	Force Majeure.

Neither Party shall be responsible or liable for delays in the performance of its obligations hereunder, when caused by, related to, or arising out of acts of God, epidemic, pandemics, sinkholes, subsidence, strikes, lockouts, or other labor disputes, embargoes, earthquakes, accidents, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of such Party (hereinafter collectively referred to as “Force Majeure Events” or separately as “Force Majeure Event”).

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16.	Waiver.

The written waiver by any Party of any other Party's breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, and the written waiver by any Party to exercise any right or remedy shall not operate nor be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. All waivers under this Agreement must be in writing and signed by the Parties hereto.

17.	Governing Law.

This Agreement shall be governed by the internal laws of the State of Florida.

18.	Entire Agreement.

This Agreement, including the schedules referred to herein, constitutes the entire agreement between the Parties with respect to its subject matter. All prior or contemporaneous oral and written agreements, memoranda, and representations (and any subsequent purchase order, purchase order confirmation, or similar document) relating to sales of Products are superseded by this Agreement.

19.	Amendments.

This Agreement may be amended only by a subsequent writing signed by authorized representatives of both Parties hereto, indicating an intent to amend this Agreement.

20.	Severability.

If a court of competent jurisdiction adjudges any provision of this Agreement to be invalid or unenforceable, the remaining provisions shall not be affected thereby, and the Parties shall in good faith attempt to amend this Agreement to eliminate such invalidity or unenforceability, without thereby affecting the intent of the Parties as expressed herein. The Parties agree that this Agreement shall be deemed to have been drafted jointly by the Parties and their counsel such that the terms of this Agreement may not be construed against any Party based upon a claim that the Party or its counsel was responsible for drafting this Agreement, in whole or in part. The Parties hereby acknowledge that they fully understand the terms of this Agreement, have entered into same voluntarily, or have had the advice of counsel in so doing. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.

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21.	Confidentiality.

Customer and Supplier agree that all commercial, technical, intellectual property and other business information provided hereunder by either Party to the other Party will be used only for purposes of performance of this Agreement, shall be kept confidential by the receiving Party using the same standard of care as such receiving Party uses to protect its own similar confidential information, and shall not be sold, given, or disclosed in any manner to any third party by the receiving Party. The obligations under the preceding sentence do not apply to information which: (a) was previously known to the receiving Party free of any obligation to keep it confidential; or (b) is or becomes publicly available by any means or medium other than unauthorized disclosure; or (c) is independently developed by the receiving Party; or (d) is disclosed to third parties by the disclosing Party without restriction; (e) is received from a third party whose disclosure would not violate any confidentiality obligation; or (f) is required to be disclosed by applicable law or by a subpoena or other order of a court of competent jurisdiction including disclosures required under any state or federal securities laws. Notwithstanding any of the foregoing, this Agreement can be disclosed and filed publicly to comply with any state or federal securities laws.

22.	Non-Solicitation.

Both Parties acknowledge and recognize the highly competitive nature of their businesses and agree that during the Term of the Agreement between the Parties and for 1 year thereafter, neither Party shall directly or indirectly hire or solicit, induce or influence, or attempt to induce or influence, or assist in the hiring or solicitation of any Person who, at any time during the 6 month period prior to such hiring or solicitation was an employee of the other Party, or otherwise entice or encourage any such Person either to leave the other Party’s employment or to provide services to any competitor of either Party. Neither Party is prohibited from (a) soliciting by means of a general advertisement or (b) engaging any recruiting firm or similar organization to identify or solicit individuals for employment (and soliciting any Person identified by any such recruiting firm or organization) so long as such hiring Party does not identify the individuals to be solicited by such recruiting firm or organization and that the ultimate hiring or contracting of such an individual does not pose a conflict of interest or otherwise violate any contractual obligations between the Parties.

23.	Pre-Mediation Settlement Conference, Mediation, and Arbitration.

Any disputes between the Parties hereto, whether arising under this Agreement or otherwise, which the Parties cannot resolve between themselves using good faith shall be resolved in person at the offices of either Party or at the office of their counselor at the office of a mediator or an arbitrator or through the use of remote technology such as phone or video conferencing as follows:

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(a)	The Parties shall use good faith efforts to resolve disputes among themselves without using a neutral third party or a mediator within twenty (20) Business Days of notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each Party and each Party may engage counsel to assist in such settlement efforts prior to mediating such dispute with a mediator.

(b)	If the Parties are unable to resolve the dispute among themselves, it shall be referred to a court certified mediator, and any mediation shall be held in Broward County or at the offices of JAMS in Miami-Dade County. The Parties shall share equally in the cost of said mediation and mutually attempt to select a mediator from JAMS. In the event that the Parties are unable to agree upon a mediator from the list of mediators at JAMS within fifteen (15) Business Days of the date on which either Party requests mediation of a matter, the mediator shall be appointed by JAMS.

(c)	In the event that said dispute is not resolved in mediation, the Parties shall submit the dispute to a neutral arbitrator at JAMS. The arbitration shall be held in Broward County at office of Supplier or at the offices of JAMS in Miami-Dade County. The prevailing Party shall recover all fees and costs of said arbitration. In the event that the Parties are unable to agree upon an arbitrator from the list of arbitrators at JAMS within fifteen (15) Business Days of the date on which either Party requests arbitration of a matter, the arbitrator shall be appointed by JAMS. The Parties further agree that full discovery shall be allowed to each Party to the arbitration and a written award shall be entered forthwith. Any and all types of relief that would otherwise be available in Court shall be available to both Parties in the arbitration. The decision of the arbitrator shall be final and binding. Arbitration shall be the exclusive legal remedy of the Parties. Judgment upon the award may be entered in any court of competent jurisdiction pursuant to Florida Statutes.

(d)	If either Party refuses to comply with a ruling or decision of the arbitrator and a lawsuit is brought to enforce said ruling or decision, it is agreed that the Party not complying with the ruling or decision of the arbitrator shall pay the court costs and reasonable attorney's fees (including Trial and Appellate attorney's fees) incurred in enforcing the ruling or decision of the arbitrator.

(e)	Any rights of injunctive relief shall be in addition to and not in derogation or limitation of any other legal rights.

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24.	Non-Circumvention.

Customer and Supplier agree that the terms and conditions of this Agreement are fully applicable and binding to each other, their contractors, clients, representatives, employees, contractors, associates, assigns, trustees, heirs and/or assigns or executors, and Supplier and Customer irrevocably bind themselves not to deal independently with any person, builders, developers, business, corporations, partnership, buyer, sellers, borrowers, lenders, agents, brokers, institutions, including their affiliates, subsidiaries, contractees, clients, representatives, employees, contractors, associates, assigns, trustees, heirs and/or assigns, or executors or other entities introduced or known to the other Party, without the prior knowledge of the other Party, subject to all of the terms and conditions in this Agreement. Both Parties agree not to attempt to circumvent, avoid or bypass each other in any manner, regarding any agreements or disclosures made between the Parties hereto.

25.	Independent Contractor.

Neither Customer nor any of its affiliates or sub-distributors, nor their respective directors, officers, agents, or employees shall be or be considered an employee of Supplier, or any agent, partner, joint ventures, or legal representative of Supplier. Neither Customer nor any of its affiliates or sub-distributors, nor Supplier, nor any of their respective directors, officers, agents, or employees is granted, and shall not exercise the right or authority to assume or create any obligation or responsibility, including without limitation contractual obligations and obligations based on warranties or guarantees, on behalf of or in the name of the other Party.

26.	Insurance.

Customer shall maintain at all times while this Agreement is in effect and for a period of five (5) years thereafter policies of insurance issued by qualified carriers which provide for comprehensive property and casualty insurance for all of Customer’s assets, business interruption and general commercial liability insurance including, without limitation, coverage for property damage, personal injury and trademark infringement claims, for any acts arising from Customer’s conduct of its business operations pursuant to this Agreement. The coverage amounts for such policies shall be determined by mutual agreement of the Parties hereunder no later than thirty (30) Business Days after the Effective Date. Each such policy shall name Supplier as an additional named insured, shall contain a waiver of all subrogation rights against Supplier and its successors and assigns, and shall provide for thirty (30) Business Days’ prior written notice to Supplier for any modifications, cancellation, or expiration of the coverage. Supplier agrees in turn, to name Customer as an additional named insured under its Liability Policy.

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27.	Survival.

The provisions of paragraphs 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 19, 20, 21, 22, 23, 24, 25, 26, 28, 29, 30, 32, 33, and 34 shall survive any termination or expiration of this Agreement.

28.	Counterparts.

This Agreement may be executed by each Party upon a separate counterpart, each of which shall be deemed an original and all of which together shall constitute one agreement.

29.	Interpretation; Absence of Presumption; Currency.

This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. All references to payments and dollar amounts refer to U.S. Dollars, and all payments to Supplier hereunder shall be made in U.S. Dollars.

30.	Time.

References in this Agreement or any related document to time periods in Business Days shall mean calendar Business Days unless expressly provided otherwise.

31.	Venue, Jurisdiction, Fees, and Costs.

Should a lawsuit be necessary to enforce this Agreement, the Parties agree that jurisdiction and venue shall lie solely in Broward County, Florida, United States of America. In the event of any litigation or arbitration relating to the subject matter of this Agreement, the prevailing Party shall be entitled to receive from the non-prevailing Party, its reasonable attorneys’ fees (including Trial and Appellate attorney's fees) and costs.

32.	Headings.

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

33.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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34.	Facsimile or Electronic Copy.

A facsimile or electronic copy of this Agreement and any signatures affixed hereto shall be considered for all purposes as originals. Delivery of this Agreement may be effectuated by electronic communication (including by PDF sent by electronic mail, facsimile or similar means of electronic communication).  Signatures delivered by electronic communication shall have the same legal effect as manual signatures.  Each Party will make commercially reasonable efforts to provide an original signature, but failure to do so will not affect the validity of a Party’s electronic signature. Pursuant to the Electronic Signatures in Global and National Commerce Act (ESIGN) the Parties hereby expressly agree to the other’s election to use electronic signature software operated by DocuSign for execution of this Agreement. The electronic signature generated by this software shall have the same legal effect as a handwritten signature and shall be considered legally admissible evidence of the Parties’ intention to be legally bound by this Agreement. The Parties declare that they have received all information required to be fully aware of the electronic signature process and each Party hereby waives any claim, which it may have against the other Party as a result of the use of such electronic signature software.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the day and year first written above.

SUPPLIER:

BASANITE INDUSTRIES, LLC

By:	/s/ Simon R. Kay
Name:	Simon R. Kay
Title:	Interim Acting Chief Executive Officer

CUSTOMER:

Concrete Products of the Palm Beaches, Inc.

By:	/s/ Manuel A. Rodriguez
Name:	Manuel A. Rodriguez
Title:	President

SCHEDULE 1-A

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SCHEDULE 1-B

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